EXHIBIT 99.1

Palatin Reports Second Quarter Fiscal Year 2022 Financial Results

and Provides Corporate Update

•	Initiated Phase 3 Pivotal Study of PL9643 in Patients with Dry Eye Disease with Topline Results Expected Second Half Calendar 2022

•	Approximately $47.3 Million in Cash and Cash Equivalents at December 31, 2021 – Projected Cash Runway through March 31, 2023

•	Phase 2 Clinical Study of PL8177 in Patients with Ulcerative Colitis Currently Expected to Start First Half Calendar 2022 with Topline Results Expected Second Half Calendar 2022

•	Vyleesi® - Commercial Insurance Reimbursement and Net Revenue per Dispensed Prescription Continue to Increase Over Prior Quarters

•	Teleconference and Webcast to be held on February 15, 2022 at 11:00 AM ET

CRANBURY, NJ – February 15, 2022 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems, today announced results for its fiscal second quarter ended December 31, 2021.

“We are pleased to have initiated a Phase 3 pivotal study of PL9643 in patients with dry eye disease and expect topline results in the second half of calendar year 2022,” stated Carl Spana, Ph.D., President and CEO of Palatin. “Regarding Vyleesi, our focused plan continues to show positive trends for our targeted value metrics related to commercial insurance reimbursement and net revenue per dispensed prescription.”

Dr. Spana further commented, “Our strong cash position of approximately $47 million at December 31, 2021, provides us with a sufficient operating cash runway through at least March 2023, including advancing our novel and differentiating melanocortin-based programs, including topline data readouts in the second half of calendar year 2022 for our Phase 3 pivotal study of PL9643 in dry eye disease and for our Phase 2 clinical trial of PL8177 in ulcerative colitis.”

Second Quarter Ended Fiscal Year 2022 Financial Highlights

•	Net loss for the quarter ended December 31, 2021, was $8.7 million, or $0.04 per common share, compared to a net loss of $10.0 million, or $0.04 per common share, for the same period in 2020.

•	As of December 31, 2021, the Company had cash and investments of $47.3 million, compared to $53.4 million as of September 30, 2021, and $60.1 million as of June 30, 2021, and no debt.

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Business Highlights and Updates

•	Anti-Inflammatory / Autoimmune Programs

■	PL9643 melanocortin agonist for the treatment of dry eye disease (DED):

–	Initiated pivotal Phase 3 clinical program in DED patients in December 2021. Topline data readout expected in the second half of calendar year 2022.

■	PL8177 melanocortin agonist for the treatment of ulcerative colitis (UC):

–

Presented the positive effects of PL8177 on treating UC in an animal disease model, including genomic data characterizing the anti-inflammatory effects of melanocortin agonists at the 2022 Crohn’s and Colitis Congress.

–

A Phase 2 oral formulation study of PL8177 in UC is currently scheduled to start in the first half of calendar year 2022. Topline data readout currently expected in the second half of calendar year 2022.

■	Presented the protective effects of PL8331 and PL9654 in mouse models of retinopathy, at the 2021 Annual Meeting of the American Society of Retina Specialists (ASRS). Awarded “Top Ten Poster” Designation.

•

Vyleesi® (bremelanotide injection) / Hypoactive Sexual Desire Disorder (HSDD): Goal of the Vyleesi program is to demonstrate product value in the marketplace with an objective of re-licensing the U.S. rights to a committed women’s healthcare company.

■	For the quarter ended December 31, 2021:

–	Gross product sales decreased 18% and net product revenue increased 144%, over the comparable quarter in 2020.

–

Gross product sales decreased 46% and net product revenue decreased 55%, over the prior quarter ended September 30, 2021. This decrease was primarily a result of the pharmacy distributors minimizing their end of year inventory levels.

–	Total prescriptions dispensed were flat compared to the same period in 2020, and the prior quarter ended September 30, 2021.

–	Commercial insurance reimbursement and net revenue per prescription dispensed increased over the comparable quarter in 2020, and the prior quarter ended September 30, 2021.

■	Patients and healthcare providers can learn more about HSDD and Vyleesi at www.vyleesi.com and www.vyleesipro.com

•	Research and Development Infrastructure: Continued to strengthen the R&D department with key appointments who have demonstrated a high-level of expertise in their fields to support the advancement of our programs.

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Second Fiscal Quarter Ended December 31, 2021 Financial Results

Revenue

Total revenue consists of gross product sales of Vyleesi, net of allowances and accruals, and license and contract revenue.

Vyleesi gross product sales to pharmacy distributors for the quarter ended December 31, 2021, amounted to $0.8 million, with net product revenue of $72,140, compared to gross product sales of $0.9 million, with negative net product revenue of $(163,971), for the comparable quarter in 2020. Gross product sales decreased 18% and net product revenue increased 144%, over the comparable quarter in 2020.

For the quarter ended December 31, 2021, Palatin recognized $250,000 in license and contract revenue pursuant to its license agreement with Fosun Pharma. There were no license revenues recognized during the comparable quarter in 2020.

Operating Expenses

Total operating expenses for the quarter ended December 31, 2021, were $8.8 million, compared to $9.1 million for the comparable quarter in 2020.

The decrease in operating expenses was the result of decreased commercial expenses related to Vyleesi, offset by increased research and development expenses primarily related to the advancement of PL9643 into a pivotal phase 3 clinical trial.

Other (Expenses) / Income

Total other expenses, net, consist mainly of unrealized foreign currency losses of $234,078 and $745,002, respectively, for the quarters ended December 31, 2021 and 2020.

Cash Flows

Palatin’s net cash used in operations for the quarter ended December 31, 2021, was $6.3 million, compared to net cash used in operations of $14.4 million for the same period in 2020. The decrease is mainly due to a one-time negotiated payment of approximately $7 million in the quarter ended December 31, 2020 related to inventory purchase commitments of Vyleesi, assumed as part of our Termination Agreement with AMAG Pharmaceuticals, which included $16.3 million of payments by AMAG to Palatin.

Net Loss

Palatin’s net loss for the quarter ended December 31, 2021, was $8.7 million, or $0.04 per basic and diluted common share compared to a net loss of $10.0 million, or $0.04 per basic and diluted common share, for the same period in 2020.

The difference between the quarter ended December 31, 2021, and the quarter ended December 31, 2020, was due to the combination of the increase in revenue recognized, the decrease in operating expenses and the decrease in unrealized foreign currency losses recorded for the quarter ended December 31, 2021, compared to the same period in 2020.

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Cash Position

As of December 31, 2021, Palatin’s cash and cash equivalents were $47.3 million with $0.6 million of accounts receivable, compared to cash and cash equivalents of $53.4 million with $0.9 million of accounts receivable as of September 30, 2021 and $60.1 million of cash and cash equivalents with $1.6 million of accounts receivable as of June 30, 2021.

Based on its current operating plan, Palatin believes that existing cash and cash equivalents will be sufficient to fund currently anticipated operating expenses through at least March 31, 2023.

Conference Call / Webcast

Palatin will host a conference call and audio webcast on February 15, 2022 at 11:00 a.m. Eastern Time to discuss the quarter ended December 31, 2021 results of operations in greater detail and provide an update on corporate developments. Individuals interested in listening to the conference call live can dial 1-800-289-0720 (US/Canada) or 1-856-344-9142 (International), conference ID 8966903. The audio webcast and replay can be accessed by logging on to the “Investor/Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and audio webcast replay will be available one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (US/Canada) or 1-719-457-0820 (International), passcode 8966903. The webcast and telephone replay will be available through February 22, 2022.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor (“MCr”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects.

Many tissues and immune cells located in the eye (and other places, for example the gut and kidney) express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about market potential of Vyleesi and other Palatin products in development, clinical trial results, potential actions by regulatory agencies including the FDA, regulatory plans, development programs, proposed indications for product candidates, market potential for product candidates, and potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, Palatin's ability to establish and maintain the capability for manufacturing, marketing and distribution of Vyleesi, sales of Vyleesi in the United States and elsewhere in the world, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin's ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin's products, and other factors discussed in Palatin's periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Investor Inquiries: Stephen T. Wills, CPA, MST CFO/COO (609) 495-2200 Info@Palatin.com	Media Inquiries: Paul Arndt, MBA, LifeSci Advisors Managing Director (646) 597-6992 Paul@LifeSciAdvisors.com

Palatin Technologies® and Vyleesi® are registered trademarks of Palatin Technologies, Inc.

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(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020

REVENUES
Product revenue, net	$72,140	$(163,971)	$231,622	$(452,531)
License and contract	250,000	-	250,000	-
	322,140	(163,971)	481,622	(452,531)
OPERATING EXPENSES
Cost of products sold	29,171	29,400	83,104	54,600
Research and development	5,426,397	4,011,418	8,911,161	6,935,269
Selling, general and administrative	3,317,760	5,044,913	7,154,302	7,376,519
Gain on license termination agreement	-	-	-	(1,623,795)
Total operating expenses	8,773,328	9,085,731	16,148,567	12,742,593

Loss from operations	(8,451,188)	(9,249,702)	(15,666,945)	(13,195,124)

OTHER (EXPENSE) INCOME
Investment income	1,563	4,800	2,973	16,935
Foreign currency loss	(234,078)	(745,002)	(126,719)	(745,002)
Interest expense	(2,773)	(1,871)	(8,404)	(9,360)
Total other (expense), net	(235,288)	(742,073)	(132,150)	(737,427)

NET LOSS	$(8,686,476)	$(9,991,775)	$(15,799,095)	$(13,932,551)

Basic and diluted net loss per common share	$(0.04)	$(0.04)	$(0.07)	$(0.06)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	238,276,793	236,405,065	238,256,318	236,375,463

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Balance Sheets
(unaudited)

	December 31, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$47,325,547	$60,104,919
Accounts receivable	583,991	1,580,443
Inventories	1,078,896	1,162,000
Prepaid expenses and other current assets	2,379,693	3,059,679
Total current assets	51,368,127	65,907,041

Property and equipment, net	511,316	94,817
Right-of-use assets - operating leases	1,058,241	1,237,813
Other assets	56,916	56,916
Total assets	$52,994,600	$67,296,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$160,180	$640,650
Accrued expenses	6,178,200	5,797,378
Short-term operating lease liabilities	360,655	351,853
Short-term finance lease liabilities	96,924	-
Other current liabilities	7,068,033	3,721,907
Total current liabilities	13,863,992	10,511,788

Long-term operating lease liabilities	715,893	900,520
Long-term finance lease liabilities	204,908	-
Other long-term liabilities	3,013,500	6,232,907
Total liabilities	17,798,293	17,645,215

Stockholders’ equity:
Preferred stock of $0.01 par value – authorized 10,000,000 shares; shares issued and outstanding designated as follows:
Series A Convertible: authorized 264,000 shares: issued and outstanding 4,030 shares as of December 31, 2021 and June 30, 2021	40	40
Common stock of $0.01 par value – authorized 300,000,000 shares:
issued and outstanding 231,695,273 shares as of December 31, 2021 and 230,049,691 shares as of June 30, 2021	2,316,953	2,300,497
Additional paid-in capital	400,473,806	399,146,232
Accumulated deficit	(367,594,492)	(351,795,397)
Total stockholders’ equity	35,196,307	49,651,372
Total liabilities and stockholders’ equity	$52,994,600	$67,296,587